Exhibit 4.57

Acceptance of the Irrevocable Power of Attorney

To:	Mr. Zhixiang Liang

Baidu Online Network Technology (Beijing) Co., Ltd.

I, as an employee of Baidu Online Network Technology (Beijing) Co., Ltd. (“Baidu Online”), accept the appointment under the Irrevocable Power of Attorney signed by Zhixiang Liang on October 18, 2016 (the “Power of Attorney”) to exercise on behalf of Zhixiang Liang all voting rights of shareholder at the shareholders’ meetings of Beijing BaiduPay Science and Technology Co., Ltd. (“BaiduPay”), and undertake to Zhixiang Liang and Baidu Online as follows:

I

During the term of my appointment, I will exercise on behalf of Zhixiang Liang all voting rights of shareholder in strict compliance with instructions from Baidu Online, and take any actions (including any act or omission) at the shareholders’ meeting of BaiduPay in accordance with instructions from Baidu Online, including without limitation to voting or abstaining from voting on any matters at the shareholders’ meeting of BaiduPay, or signing any shareholder resolutions.

II

Once Baidu Online demands termination of the power of attorney relationship between Zhixiang Liang and myself, I understand that I will immediately lose my appointment under the Power of Attorney, return the Irrevocable Power of Attorney to Zhixiang Liang in accordance with instructions from Baidu Online, and return all files, documents, tapes, discs, plans, models or copies, correspondences and assets in relation to BaiduPay produced by myself or under my possession, retaining or control in connection with my appointment under the Power of Attorney.

Hailong Xiang

Signature:	/s/ Hailong Xiang

Date: October 18, 2016

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